NEW ONLINE LOTTERY SERVICE ANNOUNCES LUCRATIVE LOTTERY AFFILIATE PROGRAM LAUNCH

DUBLIN - New Media Lottery Services, Inc. (“NMLS”), (OTC Bulletin Board: NWMD), the lottery content and systems provider officially launches its lucrative ‘Lottery & Bingo Affiliate Program’ for UK & IRL growth.

The new affiliate program will allow website owners, e-marketers, bloggers and vertical portal owners with Irish and UK traffic an opportunity to grow revenue for referring sales to NMLS client lottery sites.

The affiliate program aims to raise over half a million Euro in new revenues for UK & IRL NMLS client lottery sites over the next 12 months. The NMLS Lottery Observation & Control Centre (LOCC) backend management system has developed its own ‘client affiliate model’. This will allow lottery and gaming client companies to promote and market their sites using a ‘pay per player’ or percentage revenue approach and manage all programs internally.

Affiliate marketing is huge within the gaming sector in general, particularly in the UK with affiliate sites earning substantial revenues from ‘affiliate programs’. The program will provide affiliate clients with comprehensive promotional creative and a dedicated in-house affiliate team.

Commenting on the launch, Chief Executive Officer John Carson said, ‘the investment in this affiliate program will allow our clients greater control over their affiliate marketing programs. These kinds of programs are excellent ways for site owners to generate revenue particularly with high commission payments and good conversions, particularly in the online lottery and gaming sectors.

About New Media Lottery Services:

New Media Lottery Services, Inc., based in Dublin, Ireland and Virginia, USA supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the Internet, mobile, interactive TV, and digital vending (server based terminals). NMLS secures long-term contracts with lottery clients and shares in the Net Revenue from these programs.

Enquiries:

New Media Lottery Services              (1) 540 437 1688
John Carson
www.nmlsinc.com

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This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2008 and its quarterly report on Form 10-Q for the three months ended January 31, 2009 filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.